Exhibit 10.1

AMENDMENT NO. 1 TO

NICOLE STRAIN EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement, dated as of February 7, 2022 (the “Amendment”) is by and between Kirkland’s, Inc., a Tennessee corporation having its corporate headquarters at 5310 Maryland Way, Brentwood, Tennessee 37027 (the “Company”) and Nicole Strain (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive entered into that certain Employment Agreement dated as of September 18, 2019 (the “Agreement”), pursuant to which, among other things, the Company agreed to employ the Executive as its Chief Financial Officer;

WHEREAS, the Company has now decided to promote the Executive to the additional position of Chief Operating Officer, and the Company and Executive have agreed to this amendment to the Agreement to reflect such promotion;

NOW, THEREFORE, in consideration of the covenants and agreements hereafter set forth, the parties hereto agree as follows:

1.Amendment of Section 2 of Agreement.  The first sentence of section 2 of the Agreement is deleted in its entirety and replaced with the following sentence:

“2. Employment; Scope of Duties. The Company hereby employs the Executive, and the Executive accepts employment as the Company’s Chief Operating Officer and Chief Financial Officer.”

2.Amendment of Section 4(b) of Agreement.  The first two sentences of section 4(b) of the Agreement are deleted in their entirety and replaced with the following two sentences:

“4 (b). Annual Bonus.  For each fiscal year ending during Executive’s employment, Executive will be eligible to earn an annual bonus.  The target amount of that bonus will be 80% percent of Executive's Base Salary for the applicable fiscal year.”

3.Miscellaneous Provisions.

(a)The Agreement is hereby, and shall henceforth be deemed to be, amended, modified, and supplemented in accordance with the provisions hereof, and the respective rights, duties, and obligations under the Agreement shall hereinafter be determined and enforced under the Agreement, as amended, subject in all respects to such amendments, modifications, and supplements, and all terms and conditions of this Amendment.

(b)Except as expressly set forth in this Amendment, all agreements, covenants, undertakings, provisions, stipulations, and promises contained in the Agreement are hereby ratified, readopted, approved, and confirmed and remain in full force and effect.

(c)Except as provided by this Amendment, or unless the context or use indicates another or different meaning or intent, the words and terms used in this Amendment shall have the same meaning as in the Agreement.

(d)This Amendment may be executed in two or more counterparts, each of which when so executed, shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

KIRKLAND’S, INC.

By: /s/ Steve C. Woodward

Its: President and Chief Executive Officer

EXECUTIVE:

/s/ Nicole Strain

Nicole Strain

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